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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

     Name                               Jurisdiction of Incorporation
     ----                               -----------------------------
Packeteer Holdings, Inc.                Delaware
Packeteer International Inc,            Delaware
Packeteer Caymans                       Cayman
Packeteer K.K.                          Japan
Packeteer Asia Pacific Limited          Hong Kong
Packeteer Europe B.V.                   The Netherlands
Packeteer Technologies                  Canada
Packeteer Australia Pty Limited         Australia
Packeteer UK Ltd.                       United Kingdom
Packeteer GmbH                          Germany
Packeteer SAS                           France
Packeteer Aps                           Denmark
Packeteer Singapore                     Singapore
Packeteer Korea                         Korea